Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

The Board of Directors
Charter Communications, Inc.:

We consent to the incorporation by reference in the registration statement Nos. 333‑190516, 333-163357, 333-170475, 333-211517, 333-214399, and 333-232855 on Form S-8 and No. 333-251186 on Form S-3 of Charter Communications, Inc. of our report dated January 28, 2021, with respect to the consolidated balance sheets of Charter Communications, Inc. as of December 31, 2020 and 2019, the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2020, which report appears in the December 31, 2020 annual report on Form 10-K of Charter Communications, Inc.

Our report refers to a change in the method of accounting for leases as of January 1, 2019 due to the adoption of Accounting Standard Codification Topic 842, Leases.

(Signed) KPMG LLP

St. Louis, Missouri

January 28, 2021